Exhibit 99.1

                                        (NYSE: TIS)


          CONTACT:       John E. Castello
                         (415) 393-8000



               FOR IMMEDIATE RELEASE


          TIS MORTGAGE INVESTMENT COMPANY TO BE SELF- ADMINISTERED

               SAN FRANCISCO, CALIFORNIA, June 27, 1996 -- TIS Mortgage Investment Company and TIS Financial Services, Inc. announced today that as of July 1, 1996, TIS will be a self-administered Real Estate Investment Trust and will no longer be managed by TIS Financial Services, Inc.

               The Company also announced today that Patricia M. Howe has elected to resign her office as Chairman of the Board, effective June 30, 1996, but will continue to serve the Company as a director. The Board regretfully accepted Ms. Howe's resignation and commended her for her past leadership as the Company's Chairman. Lorraine O. Legg was elected to succeed Ms. Howe as Chairman of the Board, and Ms. Legg stated "I am pleased that Ms. Howe will remain a director of the Company to provide continuing advice and counsel."

               In connection with becoming self-administered, the Company will enter into a three-year employment agreement with Ms. Legg, who will serve as the Company's Chairman and President, a two-year employment agreement with John E. Castello, who will serve as Executive Vice President and Chief Financial Officer, and an expense sharing agreement with TIS Financial Services, Inc.

               The Board of Directors also announced a technical amendment to the Company's By-Laws to permit the Company to set the term of its executives' employment according to the terms of approved employment contracts. "In deciding on this course of action, the Board evaluated various alternatives, and the conversion to self-administration is expected to result in cost savings and provide other advantages over being managed by a third-party manager," said Ms. Legg.

               TIS Mortgage Investment Company is a San Francisco-based Real Estate Investment Trust (REIT).